Nelnet Reports Third Quarter 2018 Results

•	GAAP net income $1.05 per share, $1.14 per share excluding adjustments

•	Board of Directors appoints Preeta Bansal as new member

•	Quarterly dividend increased from $0.16 to $0.18 per share

LINCOLN, Neb., November 8, 2018 - Nelnet (NYSE: NNI) today reported GAAP net income of $42.9 million, or $1.05 per share, for the third quarter of 2018, compared with GAAP net income of $46.3 million, or $1.11 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments, was $46.9 million, or $1.14 per share, for the third quarter of 2018, compared with $41.5 million, or $1.00 per share, for the same period in 2017. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

During the third quarter of 2018, the company recorded an impairment charge of $3.0 million after tax, or $0.07 per share, related to certain external servicing software development costs that were previously capitalized. As part of integrating technology and becoming more efficient and effective in meeting borrower needs, the company continues to evaluate the best use of its servicing systems after the acquisition of Great Lakes Educational Loan Services, Inc. (Great Lakes) on February 7, 2018.

In addition, in the third quarter of 2018, the company determined an additional allowance for loan losses was necessary related to a portfolio of federally insured loans that were purchased in 2013 and 2014, and recognized $3.8 million after tax, or $0.09 per share, in provision expense related to these loans.

"We are pleased with the operating results and performance of our core businesses," said Jeff Noordhoek, chief executive officer of Nelnet." A year after the acquisition agreement was announced, we are pleased with the progress we have made with Great Lakes to provide an exceptional borrower experience. Our payment processing business rebranded its K-12 businesses and consistently increases its revenue yearly. Our ALLO Communications business is ahead of schedule in the build-out of its fiber network in Lincoln and is experiencing strong demand for its products. We are also pleased to add a talented leader to our board and again increase our quarterly dividend."

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Servicing and Systems, Education Technology, Services, and Payment Processing (formerly known as Tuition Payment Processing and Campus Commerce), and Communications segments.

Asset Generation and Management

For the third quarter of 2018, Nelnet reported net interest income of $59.8 million, compared with $75.2 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the company's net interest income. The company recognized income from derivative settlements of $22.3 million during the third quarter of 2018, compared with an expense from derivative settlements of $0.6 million for the same period in 2017.

The company's average balance of loans decreased to $23.0 billion for the third quarter of 2018, compared with $23.2 billion for the same period in 2017. Core loan spread increased to 1.30 percent for the quarter ended September 30, 2018, compared with 1.19 percent for the same period in 2017.

Loan Servicing and Systems

On February 7, 2018, the company acquired Great Lakes from Great Lakes Higher Education Corporation. The company paid $150.0 million in cash for 100 percent of the stock of Great Lakes. Beginning February 7, 2018, the operating results of Great Lakes are included in the company's Loan Servicing and Systems segment.

Revenue from the Loan Servicing and Systems segment was $112.6 million for the third quarter of 2018, compared with $56.0 million for the same period in 2017.

As of September 30, 2018, the company (including Great Lakes) was servicing $464.9 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, as compared with $207.8 billion of loans serviced by the company as of September 30, 2017.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two companies that have student loan servicing contracts awarded by the U.S. Department of Education (the Department) in June 2009 to provide servicing for loans owned by the Department. As of September 30, 2018, Nelnet Servicing was servicing $179.3 billion of student loans for 5.8 million borrowers under its contract, and Great Lakes was servicing $232.7 billion of student loans for 7.5 million borrowers under its contract. These contracts are currently scheduled to expire on June 16, 2019.

The Department's Office of Federal Student Aid has a federal student loan servicing procurement in progress. Nelnet is part of a team that has responded to or will be responding to the four currently ongoing components of the procurement.

Education Technology, Services, and Payment Processing

For the third quarter of 2018, revenue from the Education Technology, Services, and Payment Processing segment was $58.4 million, an increase of $8.1 million, or 16.0 percent, from the same period in 2017. Prior period revenues were restated, without any impact on prior period net income, in connection with the implementation of a new revenue recognition accounting standard effective January 1, 2018. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and an increase in the number of customers using the operating segment's education and technology services.

On October 16, 2018, the company terminated its investment in a proprietary payment processing platform. This decision was made as a result of decreased pricing and advancements in technology by established processors in the industry. As a result of this decision, the company will record an impairment charge of approximately $8 million during the three-month period ending December 31, 2018. The charge represents computer hardware and external software development costs related to the payment processing platform. The decision will not impact the company's existing payment processing revenue or customers. The company is continuing to evaluate other costs that may be incurred as a result of this decision, but currently believes such costs will not be material.

Communications

Revenue from ALLO Communications was $11.8 million for the third quarter of 2018, compared with $6.8 million for the same period in 2017. The number of households served as of September 30, 2018, was 32,529, which nearly doubled from the number of households served as of September 30, 2017.

For the third quarter of 2018, ALLO recognized a net loss of $7.7 million, compared with a net loss of $4.6 million for the same period in 2017. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the third quarter of 2018, ALLO had positive EBITDA of $0.2 million, compared with negative EBITDA of $2.7 million for the same period in 2017. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

ALLO incurred capital expenditures of $66.8 million year-to-date through September 30, 2018, including $21.7 million during the third quarter of 2018. The company currently anticipates total network expenditures for the remainder of 2018 will be approximately $25 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services. In August 2018, ALLO began to provide its services in Fort Morgan, Colorado, increasing households in current markets to 142,602. ALLO plans to add communities in Nebraska and Colorado over the next several years. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that ALLO already serves, and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected), increased to 110,687 as of September 30, 2018, compared with 71,426 as of December 31, 2017.

Liquidity and Capital Activities

For the first three quarters of 2018, the company generated $193.6 million in net cash from operating activities. In addition, as of September 30, 2018, the company had a total of $83.5 million in cash and cash equivalents and $57.4 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $350.0 million unsecured line of credit. As of September 30, 2018, $160.0 million was outstanding on the line of credit and $190.0 million was available for future use.

The company paid cash dividends of $6.5 million, or $0.16 per share, during the third quarter of 2018.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board of Directors Appoints New Member

The company announced that its Board of Directors appointed Preeta D. Bansal as a Class I member of the board to hold office for a term expiring at the annual meeting of the company's shareholders in 2021. Ms. Bansal will serve on the board's Compensation, Compliance, and Risk and Finance committees.

"We are delighted to add Preeta Bansal and her expertise and insights to the Nelnet Board," said Executive Chairman Mike Dunlap. "Preeta is a distinguished global business leader and lawyer with tremendous experience in banking, financial services, government, regulation, public policy, and academia. Her insights and leadership on a number of business, compliance, and policy issues will be an asset to Nelnet."

Ms. Bansal has been a lecturer, senior advisor, and visiting scholar at the Massachusetts Institute of Technology (MIT), and is co-founder and CEO of Social Emergence Corporation, a not-for-profit, social benefit organization.

Previously, Ms. Bansal served as general counsel and senior policy advisor for the president of the United States in the Office of Management and Budget, which oversees and coordinates all of the budgetary, regulatory, and management activities and initiatives of the departments and agencies of the federal government on behalf of the president; was global general counsel for litigation and regulatory affairs for HSBC Holdings in London; was a partner and practice chair of the international law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York City; served as Solicitor General of the State of New York, where she helped lead 600 attorneys in the New York Attorney General’s Office; and served as Chair of the U.S. Commission on International Religious Freedom, a federal government human rights commission focused on promoting U.S. foreign policy interests in religious freedom and interfaith cooperation around the globe.

She is a graduate of Harvard Law School and Harvard-Radcliffe College, and was a law clerk to U.S. Supreme Court Justice John Paul Stevens.

Ms. Bansal is on the Advisory Board of the Johnny Carson Center for the Emerging Media Arts at the University of Nebraska; the Program Committee of the EN Thompson Forum on World Issues; the Chancellor's Board of Counselors of the University of Nebraska Medical Center; and the Community Advisory Committee of the Superintendent of Lincoln Public Schools. She is also an Honorary Board member of the Interfaith Center of New York, and on the Advisory Committee of the Pluralism Project at Harvard University. She has lectured on ethics and policy with respect to emerging technologies at MIT and at Singularity University in Silicon Valley. From 2015-2016, she served by appointment of the president of the United States as a member and committee chair of the President’s Advisory Committee on Faith-Based and Neighborhood Partnerships, focusing on poverty and inequality in America.

Board of Directors Declares Fourth Quarter Dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.18 per share. The dividend will be paid on December 14, 2018, to shareholders of record at the close of business on November 30, 2018.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended September 30,
	2018	2017
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$42,927	46,303
Realized and unrealized derivative market value adjustments	5,226	(21,429)
Unrealized foreign currency transaction adjustments	—	13,683
Net tax effect	(1,254)	2,943
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments	$46,899	41,500

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.05	1.11
Realized and unrealized derivative market value adjustments	0.12	(0.51)
Unrealized foreign currency transaction adjustments	—	0.33
Net tax effect	(0.03)	0.07
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments	$1.14	1.00

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's previously Euro-denominated bonds to U.S. dollars. In October 2017, the company remarketed its Euro-denominated bonds to denominate those bonds in U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and previously Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended September 30,
	2018	2017
	(dollars in thousands)
Net loss	$(7,741)	(4,602)
Net interest expense	4,173	1,550
Income tax benefit	(2,444)	(2,821)
Depreciation and amortization	6,167	3,145
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$155	(2,728)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "plan," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisition of Great Lakes on February 7, 2018, and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company on a post-Great Lakes acquisition basis may not be awarded a contract; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015, and the ability to successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in general economic and credit market conditions, including the availability of any relevant money-market index rate such as LIBOR.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2018. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Loan interest	$232,320	223,371	193,087	653,414	564,173
Investment interest	7,628	5,818	3,800	18,581	9,616
Total interest income	239,948	229,189	196,887	671,995	573,789
Interest expense:
Interest on bonds and notes payable	180,175	171,450	121,650	487,174	341,787
Net interest income	59,773	57,739	75,237	184,821	232,002
Less provision for loan losses	10,500	3,500	6,700	18,000	10,700
Net interest income after provision for loan losses	49,273	54,239	68,537	166,821	221,302
Other income:
Loan servicing and systems revenue	112,579	114,545	55,950	327,265	167,079
Education technology, services, and payment processing revenue	58,409	48,742	50,358	167,372	149,862
Communications revenue	11,818	10,320	6,751	31,327	17,577
Other income	16,673	9,580	19,756	44,449	44,874
Gain from debt repurchases	—	—	116	359	5,537
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	17,098	17,031	7,173	100,927	(25,568)
Total other income	216,577	200,218	140,104	671,699	359,361
Cost of services:
Cost to provide education technology, services, and payment processing services	19,087	11,317	15,151	44,087	37,456
Cost to provide communications services	4,310	3,865	2,632	11,892	6,789
Total cost of services	23,397	15,182	17,783	55,979	44,245
Operating expenses:
Salaries and benefits	114,172	111,118	74,193	321,932	220,684
Depreciation and amortization	22,992	21,494	10,051	62,943	27,687
Loan servicing fees	3,087	3,204	8,017	9,428	19,670
Other expenses	45,194	40,409	29,500	119,020	81,923
Total operating expenses	185,445	176,225	121,761	513,323	349,964
Income before income taxes	57,008	63,050	69,097	269,218	186,454
Income tax expense	(13,882)	(13,511)	(25,562)	(63,369)	(70,349)
Net income	43,126	49,539	43,535	205,849	116,105
Net (income) loss attributable to noncontrolling interests	(199)	(104)	2,768	438	8,960
Net income attributable to Nelnet, Inc.	$42,927	49,435	46,303	206,287	125,065
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.05	1.21	1.11	5.04	2.97
Weighted average common shares outstanding - basic and diluted	40,988,965	40,886,617	41,553,316	40,942,177	42,054,532

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2018	December 31, 2017	September 30, 2017
Assets:
Loans receivable, net	$22,528,362	21,814,507	22,569,139
Cash, cash equivalents, investments, and notes receivable	330,352	307,290	490,633
Restricted cash	911,929	875,314	830,762
Goodwill and intangible assets, net	249,462	177,186	188,054
Other assets	1,084,820	790,138	690,122
Total assets	$25,104,925	23,964,435	24,768,710
Liabilities:
Bonds and notes payable	$22,251,433	21,356,573	22,240,279
Other liabilities	526,364	442,475	397,991
Total liabilities	22,777,797	21,799,048	22,638,270
Equity:
Total Nelnet, Inc. shareholders' equity	2,316,864	2,149,529	2,111,851
Noncontrolling interests	10,264	15,858	18,589
Total equity	2,327,128	2,165,387	2,130,440
Total liabilities and equity	$25,104,925	23,964,435	24,768,710
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.